                               Asta Funding, Inc.
                           Form 10-QSB March 31, 2000
                                  Exhibit 10.5




                            STOCK PURCHASE AGREEMENT

                                 By and Between

                         SMALL BUSINESS RESOURCES, INC.


                                       and

                              ASTA FUNDING.COM, LLC

                       ----------------------------------


                          Dated as of February 14, 2000

                       ----------------------------------




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                                TABLE OF CONTENTS
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ARTICLE IPURCHASE AND SALE......................................................................................-1-
         SECTION 1.1  Agreement to Sell and Purchase Capital Stock; Consideration...............................-1-
         SECTION 1.2  Closing...................................................................................-2-
         SECTION 1.3  Right of First Refusal....................................................................-2-

ARTICLE IIREPRESENTATIONS AND WARRANTIES OF THE SELLER..........................................................-3-
         SECTION 2.1  Title to Shares...........................................................................-3-
         SECTION 2.2  Due Authorization.........................................................................-3-
         SECTION 2.3  No Conflicts; Consents and Approvals......................................................-4-
         SECTION 2.4  Corporate Existence and Power; Capitalization.............................................-4-
         SECTION 2.5  Charter Documents and Corporate Records...................................................-5-
         SECTION 2.6  Financial Information.....................................................................-5-
         SECTION 2.7  Properties; Title.........................................................................-5-
         SECTION 2.8  Material Contracts........................................................................-5-
         SECTION 2.9  Intangible Property and Warranties........................................................-5-
         SECTION 2.10  Claims and Proceedings...................................................................-6-
         SECTION 2.11  Taxes....................................................................................-6-
         SECTION 2.12  Employee Benefit Plans...................................................................-8-
         SECTION 2.13  Employee-Related Matters.................................................................-9-
         SECTION 2.14  Insurance...............................................................................-10-
         SECTION 2.15  Compliance with Laws....................................................................-10-
         SECTION 2.16  Permits and Licenses....................................................................-10-
         SECTION 2.17  Environmental Matters...................................................................-10-
         SECTION 2.18  Finders' Fees...........................................................................-11-
         SECTION 2.19  Depositories; Powers of Attorney, Etc...................................................-11-
         SECTION 2.20  Robert Boorin Investment................................................................-11-
         SECTION 2.21  Incorporation in Delaware...............................................................-11-
         SECTION 2.22  Subsequent Debt of the Seller...........................................................-11-
         SECTION 2.23  Seller's Web-Site.......................................................................-12-
         SECTION 2.24  Disclosure; Schedules...................................................................-12-

ARTICLE IIIREPRESENTATIONS AND WARRANTIES OF PURCHASER.........................................................-12-
         SECTION 3.1  Authority Relative to This Agreement.....................................................-12-
         SECTION 3.2  No Conflicts; Consents...................................................................-12-
         SECTION 3.3  Corporate Existence and Power............................................................-12-
         SECTION 3.4  Finders' Fees............................................................................-12-
         SECTION 3.5  Investment...............................................................................-13-

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                                      -i-
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ARTICLE IVCOVENANTS AND AGREEMENTS PRIOR TOAND SUBSEQUENT TO CLOSING...........................................-13-
         SECTION 4.1  Corporate Examinations and Investigations................................................-13-
         SECTION 4.2  Consents, Filings and Authorizations; Efforts to Consummate..............................-13-
         SECTION 4.3  Negotiations With Others.................................................................-14-
         SECTION 4.4  Notices of Certain Events................................................................-14-
         SECTION 4.5  Public Announcements.....................................................................-14-
         SECTION 4.6  Confidentiality..........................................................................-14-
         SECTION 4.7  Expenses.................................................................................-16-
         SECTION 4.8   Disclosure Schedules and Exhibits.......................................................-16-
         SECTION 4.9  Further Assurances.......................................................................-17-
         SECTION 4.10  Tax Matters.............................................................................-17-
         SECTION 4.11 Purchasers's Board Representation........................................................-18-

ARTICLE VCONDITIONS TO CLOSING.................................................................................-18-
         SECTION 5.1  Conditions to the Obligations of Seller and Purchaser....................................-18-
         SECTION 5.2  Conditions to the Obligations of Seller..................................................-18-
         SECTION 5.3  Conditions to the Obligations of Purchaser...............................................-18-

ARTICLE VITERMINATION..........................................................................................-20-
         SECTION 6.1  Termination..............................................................................-20-
         SECTION 6.2  Effect of Termination; Right to Proceed..................................................-21-

ARTICLE VIIINDEMNIFICATION.....................................................................................-21-
         SECTION 7.1  Survival of Representations and Warranties...............................................-21-
         SECTION 7.2  Obligation of Seller to Indemnify........................................................-21-
         SECTION 7.3  Obligation of Purchaser to Indemnify.....................................................-22-
         SECTION 7.4  Notice and Opportunity to Defend Third Party Claims......................................-22-
         SECTION 7.5  Limitation on Indemnification; Payment of Indemnification Amounts........................-23-
         SECTION 7.6  Other Remedies...........................................................................-24-

ARTICLE VIIIMISCELLANEOUS......................................................................................-24-
         SECTION 8.1  Notices..................................................................................-24-
         SECTION 8.2  Entire Agreement.........................................................................-25-
         SECTION 8.3  Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies...............-25-
         SECTION 8.4  Governing Law............................................................................-26-
         SECTION 8.5  Arbitration..............................................................................-26-
         SECTION 8.6  Binding Effect; No Assignment............................................................-26-
         SECTION 8.7  Exhibits.................................................................................-26-
         SECTION 8.8  Severability.............................................................................-26-
         SECTION 8.9  Counterparts.............................................................................-27-
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                                      -ii-
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
ARTICLE IXDEFINITIONS..........................................................................................-27-
         SECTION 9.1  Definitions..............................................................................-27-
         SECTION 9.2  Interpretation...........................................................................-30-

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                                      -iii-




                                    EXHIBITS

Exhibit A   -   Form of Promissory Note of the Seller

Exhibit B   -   Form of Guarantee Agreement

Exhibit C   -   Opinion of Seller's Counsel

Exhibit D   -   Form of Employment Agreement

Exhibit E   -   Form of Non-Competition Agreement

                                   SCHEDULES

Schedule 1.1      -        Principals

Schedule 2.3      -        Required Consents

Schedule 2.4      -        Capitalization

Schedule 2.6      -        Financial Information

Schedule 2.7      -        Properties

Schedule 2.8      -        Material Contracts

Schedule 2.9      -        Intellectual Property

Schedule 2.10     -        Litigation

Schedule 2.11     -        Taxes

Schedule 2.12     -        Employee Benefit Plans

Schedule 2.13     -        Employee-Related Matters

Schedule 2.14     -        Insurance

Schedule 2.16     -        Permits and Licenses

Schedule 2.17     -        Environmental Matters

Schedule 2.18     -        Broker

Schedule 2.19     -        Powers of Attorney

Schedule 3.2      -        Consents

Schedule 4.6      -        Confidential Information

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT is made as of February 14, 2000 between SMALL BUSINESS RESOURCES, INC., a Georgia corporation (the "Seller"), and ASTA FUNDING.COM, LLC (the "Purchaser").

                              W I T N E S S E T H :
                               - - - - - - - - - -


         WHEREAS, the Seller provides online services for small businesses; and

         WHEREAS, the Purchaser has indicated on interest in purchasing one-third of the capital stock of the Seller and 51% of the Seller's Hispanic program (the "Transaction"); and

         WHEREAS, the board of directors of the Seller has determined that the disposition of the capital stock of the Seller pursuant to the terms and conditions of this Agreement are in the best interests of the Seller and its stockholders; and

         WHEREAS, in furtherance of the consummation of the Transaction and the other transactions contemplated hereby (the "Other Contemplated Transactions"), the parties hereto desire to enter into this Agreement (certain capitalized terms used herein have the respective meanings set forth in Article IX).

         NOW, THEREFORE, in consideration of the foregoing premises, the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

         SECTION 1.1 Agreement to Sell and Purchase Capital Stock;
Consideration.

         (a) Subject to the terms and conditions of this Agreement, the Seller agrees to sell and the Purchaser agrees to purchase (i) 3,405,183 shares of the Seller's common stock, (ii) options to purchase 322,500 shares of the Seller's common stock, exercisable at $.01 per share, on terms substantially similar to the Seller's presently outstanding options, and (iii) 51% of the Seller's Hispanic program, when established (the "Purchased Shares"). The options issued hereunder shall not be exercisable unless any of the presently outstanding options are exercised and shall terminate to the same extent that any of the presently outstanding options expire unexercised. The parties hereto agree that in consideration of the Purchased Shares the Purchaser will invest $750,000 in the Seller and lend the Seller $1,750,000 (the "Buyer Loans"), to be paid to the Seller as follows (each a "Closing"): (i) $250,000 as a Buyer Loan to the Seller on February 14, 2000 (the "Initial Closing"); (ii) $150,000 in cash and $100,000 as a Buyer Loan to the Seller upon the receipt and review by the Purchaser of the Schedules, Exhibits, and other documents contemplated by this Agreement to the Purchaser's satisfaction, but in no event later than February 28, 2000 (the "Second Closing"), or all further obligations of the Seller and the Purchaser arising under this Agreement shall terminate; (iii) $300,000 in cash and $700,000 as a Buyer Loan to the Seller within two months of the Initial Closing; provided, however, the Seller has delivered to the Purchaser the Tax Returns of the Seller for fiscal year 1999 (the "Third Closing"); and (iv) $300,000 in cash and $700,000 as a Buyer Loan to the Seller within six months of the Initial Closing (the "Fourth Closing"). Of the Buyer Loans, an aggregate of $1,750,000 is to be a loan on the books of the Seller as follows: (i) a $1,500,000 loan to the Seller; (ii) a $150,000 loan to Women, Inc.Com ("Women, Inc."), a majority owned subsidiary of the Seller; and (iii) a $100,000 as a loan for use in the Seller's Hispanic program (the "Hispanic Program," and, together with Women, Inc., the "Subsidiaries"), which will become a subsidiary of the Seller (the "Purchase Price").

         (b) Subject to the terms and conditions of this Agreement, an aggregate of $1,000,000 (the "Seller Loans") paid to the Seller by Robert Boorin and other principals listed on Schedule 1.1 attached hereto (the "Principals") of the Seller are loans on the books of the Seller in the amounts listed on Schedule
1.1. The Seller shall agree to repay, pro rata, $500,000 of the aggregate of $1,000,000 loaned to the Seller by the Principals as follows: (i) $250,000 shall be repaid within sixty (60) days of the Initial Closing; and (ii) $250,000 shall be repaid within one hundred eighty (180) days of the Initial Closing. The Buyer Loans and the Seller Loans shall be evidenced by promissory notes (the "Notes"), substantially in the form attached hereto as Exhibit A. The Buyer Loans to the Seller will be guaranteed as follows: (i) the Buyer Loan at the Initial Closing by Robert Boorin, (ii) the Buyer Loans to the Subsidiaries by the Seller, and
(iii) the Buyer Loans to the Seller by the Subsidiaries. The guarantees will be pursuant to guaranty agreements (the "Guaranty Agreements"), substantially in the form attached hereto as Exhibit B.

         SECTION 1.2 Closing. Each Closing of the Transaction and the Other Contemplated Transactions shall take place at the offices of Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158, or at such other place as the parties hereto shall agree. Each date of each Closing is hereinafter called a "Closing Date." All events which shall occur at a Closing shall be deemed to occur simultaneously.

         SECTION 1.3 Right of First Refusal. (a) Should the Seller desire to offer to issue securities to another purchaser or Robert Boorin, Maurice Heim or their legatee or legatees, as the case may be (each being referred to herein as a "Selling Stockholder"), desires to sell or transfer Common Stock that either Selling Stockholder may now or hereafter own (an "Offer"), the Seller or the Selling Stockholder, as the case may be, shall, prior to accepting an Offer, deliver to the Purchaser a written Notice of Bona Fide Offer accompanied by a duplicate original of a written bona fide offer (the "Bona Fide Offer") setting forth the name of the proposed purchaser, the purchase price or other consideration for the Offer and all other terms and conditions of the Offer signed by the proposed purchaser. For a period of ten (10) business days following delivery of the Notice of Bona Fide Offer, the Purchaser shall have the right to accept such Offer by delivery of a written Notice of Acceptance to the Seller or the Selling Stockholder, as the case may be. If the Purchaser shall reject or not respond to the Bona Fide Offer within the time period provided, the Seller or the Selling Stockholder, as the case may be, may accept such Offer. The acceptance of an Offer by the Purchaser under this Section 1.3 shall be upon the terms and conditions and at the price specified in the Bona Fide Offer.

         (b) Should a Selling Stockholder desire to purchase additional shares of capital stock of the Seller, such Selling Stockholder shall deliver to the Purchaser a written notice of such Selling Stockholder's intention to purchase additional shares of the Seller's capital stock setting forth the terms and conditions of such Selling Stockholder's purchase (the "Stockholder Notice"). Thereafter, and for a period of ten (10) business days after the delivery of the Stockholder Notice, the Purchaser shall have the right to purchase that amount of capital stock of the Seller, on the same terms and conditions as stated in the Stockholder Notice, that would allow the Purchaser to maintain the Purchaser's ownership interest in the Seller.

         (c) In the event the Seller or a Selling Stockholder, as the case may be, elects to sell their capital stock pursuant to an Offer not accepted by the Purchaser pursuant to Section 1.3(a), the Purchaser shall have the right to participate in the sale of the shares of Common Stock, on a pro rata basis, with the Company or the Selling Stockholder, as the case may be.


                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of each Closing Date (as if each such representation and warranty was remade on such Closing Date), that:

         SECTION 2.1 Title to Shares. (a) The Seller owns all of the Purchased Shares, free and clear of any and all Liens (other than restrictions on transfer arising under applicable securities law) and, immediately prior to the Initial Closing, will be owned by the Seller, free and clear of any and all Liens (other than restrictions on transfer arising under applicable securities law).

         (b) Except as disclosed on Schedule 2.4, there are no options, warrants, rights, convertible securities or other agreements or commitments obligating the Seller, with respect to the shares of capital stock of the Seller owned by the Seller, to transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock of the Seller.

         SECTION 2.2 Due Authorization. The Seller has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Transaction and the Other Contemplated Transactions. The execution, delivery and performance by the Seller of this Agreement and the consummation by it of the Transaction and Other Contemplated Transactions have been duly and validly authorized and approved by the Seller's board of directors and no other corporate proceedings on the part of the Seller are necessary to authorize the execution and delivery by or on behalf of the Seller of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Transaction and the Other Contemplated Transactions. This Agreement and each other Transaction Document to which the Seller is a party has been duly and validly executed and delivered by the Seller, and (assuming the valid execution and delivery thereof by the other parties hereto) constitutes the legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws (as defined herein) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

         SECTION 2.3 No Conflicts; Consents and Approvals. Except as set forth in Schedule 2.3 attached hereto (the "Required Consents"), neither the execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is a party, nor the consummation of the Transaction and the Other Contemplated Transactions, (i) violates any provision of the Certificate of Incorporation or by-laws (or comparable charter documents) of the Seller; (ii) requires the Seller to obtain any consent, approval, Permit or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other Person; (iii) violates, conflicts with or results in a breach or default under (after the giving of notice or the passage of time or both), or permits the termination of, any Contract, right, other obligation or restriction relating to or which affects the Purchased Shares or the Seller to which the Seller is a party or its Assets or the Business may be bound or subject, or results in the creation of any Lien upon the Purchased Shares or upon any of the Assets of the Seller pursuant to the terms of any such Contract;
(iv) violates or conflicts with any Law or Order of any Governmental Body against, or binding upon, the Seller or upon Assets or the Business or the Purchased Shares; or (v) violates or results in the revocation or suspension of any Permit.

         SECTION 2.4 Corporate Existence and Power; Capitalization. (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and all material Permits required to own, lease and operate its respective properties and to conduct the Business as currently conducted. Except in any such jurisdiction where failure to so qualify would not have a Material Adverse Effect, the Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

         (b) The entire authorized capital stock of the Seller consists of 10,000,000 shares of common stock, $.01 par value per share (the "Common Stock"). Of such authorized shares, 6,810,365 shares of Common Stock are issued and outstanding. All of the outstanding shares of capital stock of the Seller are validly issued, fully paid and nonassessable, and no shares were issued in violation of the preemptive rights of any stockholder. At the Initial Closing
Schedule 2.4 will reflect the stock ownership of the Seller, including the aggregate number of Purchased Shares which shall represent one-third of all of the outstanding shares of the capital stock of the Seller.

         (c) Except for the options issued hereunder and as set forth in
Schedule 2.4 attached hereto, there are no options, warrants, rights, convertible securities or other agreements or commitments obligating the Seller to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock of the Seller or to make any payments in respect of the value of any shares the Seller.

         SECTION 2.5 Charter Documents and Corporate Records. The Seller shall deliver to Purchaser at the Initial Closing true and complete copies of the Certificate of Incorporation and by-laws (or comparable charter documents) of the Seller, as in effect on the date hereof.

         SECTION 2.6 Financial Information. Schedule 2.6 attached hereto contains (i) Tax Returns of the Seller for fiscal year 1997 and fiscal year 1998; (ii) a budget of the Seller outlining the use of the Purchase Price for fiscal year 2000; and (iii) the completed "bishop's report" provided by the Purchaser to the Seller. After the Initial Closing, any deviation of 5% or more from the outlined expenditures listed in the budget attached as Schedule 2.6 must be approved by the Purchaser in writing

         SECTION 2.7 Properties; Title. (a) the Seller does not own any real property. Schedule 2.7 attached hereto is a correct and complete list of all material leases under which the Seller is a lessee (the "Leased Property"), true and complete copies of which have been delivered to the Purchaser.

         (b) To the knowledge of the Seller, all structures and buildings of the Business are in good operating condition (subject to normal wear and tear).

         (c) Except as disclosed in Schedule 2.7 attached hereto, or as reflected on Schedule 2.6 attached hereto, the Seller has good, valid, marketable, legal and beneficial title to (or valid leasehold interest in) all of its Assets and is the lawful owner of its Assets, free and clear of all Liens. The machinery, equipment and other tangible personal property constituting part of the Assets of the Seller (whether owned or leased) have been maintained in a commercially reasonable manner, are in generally good condition and repair (subject to normal wear and tear). There are no outstanding options, warrants, commitments, agreements or any other rights of any character, entitling any Person other than the Purchaser to acquire any interest in all, or any part of, the Assets. Schedule 2.7 attached hereto contains a list and description of all (i) equipment, and (ii) other tangible personal property of the Seller with a book value (before depreciation) of $50,000 or more, in each case, excluding Inventory.

         SECTION 2.8 Material Contracts. The Seller has heretofore furnished to the Purchaser copies of material contracts entered into by the Seller.

         SECTION 2.9 Intangible Property and Warranties. (a) Schedule 2.9 attached hereto sets forth a true, correct and complete list of all material patents, registered trademarks, registered copyrights, registered service marks or registered trade names (and all applications for any of the foregoing), Permits, license agreements, grants and licenses running to or from, or used by, the Seller in the conduct of the Business, and there are no other material patents, trademarks, material copyrights, material service marks, material trade names or other material intangible assets, properties or rights that are used in the Business (the "Intellectual Property Rights").

         (b) Except as disclosed in Schedule 2.9 attached hereto:

                  (i) the Seller owns the entire United States right, title and interest in and to the respective Intellectual Property Rights;

                  (ii) the Seller has no knowledge that the Intellectual Property Rights are either invalid or unenforceable;

                  (iii) the Seller has no knowledge that the Seller business activities has infringed or conflicts with, or does infringe or conflict with, patent or any other intellectual property rights of any third party;

                  (iv) the Seller has never granted any license or permission to any third party to use the Intellectual Property Rights; and

                  (v) the Transaction and the Other Contemplated Transactions will not adversely affect any right of the Purchaser to enjoy as owner all of the Intellectual Property Rights in the same manner thereof as if the Purchaser were the Seller.

         SECTION 2.10 Claims and Proceedings. Except as set forth in Schedule
2.10 attached hereto, there are no outstanding Orders of any Governmental Body against or directly involving by name the Seller, the Assets of the Seller, or the Business. Except as set forth in Schedule 2.10 attached hereto, there are no actions, suits, asserted claims or counterclaims or legal, administrative or arbitral proceedings or, to the Seller's knowledge, investigations (collectively, "Claims") (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the knowledge of the Seller, threatened on the date hereof, against or involving the Seller, the Purchased Shares, the Assets or the Business. Schedule 2.10 attached hereto also indicates those Claims the defense thereof or Liabilities in respect thereof are covered by insurance. Except as set forth on Schedule 2.10 attached hereto, on the date hereof there are no Claims pending or, to the knowledge of the Seller, threatened, other than Claims that would not have a Material Adverse Effect. There are no Claims pending or, to the knowledge of the Seller, threatened that would give rise to any right of indemnification on the part of any director or officer of the Seller or the heirs, executors or administrators of such director or officer, against the Seller.

         SECTION 2.11 Taxes. (a) Except as set forth in Schedule 2.11 attached hereto:


                  (i) the Seller has timely filed or, if not yet due, will timely file, all federal, state or foreign Tax Returns required to be filed by it for all taxable periods ending on or before a Closing Date and all such Tax Returns are, or will be when filed, true, correct and complete in all material respects. Copies of all such Tax Returns have been given to the Purchaser;

                  (ii) the Seller has paid or, if payment is not yet due, has established, in accordance with GAAP and consistent with past practice, accruals that are reflected on Schedule 2.6 attached hereto for the payment of, all Taxes imposed on the Seller or for which the Seller is liable, whether to taxing authorities or to other Persons (pursuant to a tax sharing agreement or otherwise);

                  (iii) no extension of time has been requested or granted for the Seller to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid;

                  (iv) the Seller has not received notice of a determination by a Tax Authority that Taxes are owed by the Seller (such determination to be referred to as a "Tax Deficiency") and, to the knowledge of the Seller, no Tax Deficiency is proposed or threatened;

                  (v) no issue has been raised in any examination, investigation, audit, suit, action, claim or proceeding relating to Taxes (a "Tax Audit") which, by application of similar principles to any past, present or future period, would result in a Tax Deficiency for such period;

                  (vi) there are no pending or, to the knowledge of the Seller, threatened, Tax Audits of the Seller;

         (b) The Seller has no (i) income reportable for a period ending after the Closing Date, but attributable to a transaction (e.g., installment sale) or a change in accounting method occurring in or made for a period ending on or prior to the Closing Date which resulted in a deferred reporting on income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (ii) a deferred gain or loss arising out of any deferred intercompany transaction, which income, gain or loss has been reflected on Schedule 2.6 attached hereto in accordance with GAAP, but for which no Tax liability accrual has been reflected on Schedule 2.6 attached hereto.

         (c) Schedule 2.11 attached hereto contains (i) a schedule of the filing dates of all Tax Returns required to be filed by the Seller, (ii) a description of all past Tax Audits involving the Seller, (iii) a list of the states, territories and jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Seller. Except as set forth in Schedule 2.15 attached hereto, the Seller has retained all supporting and backup papers, receipts, spreadsheets and other information necessary for (i) the preparation of all Tax Returns that have not yet been filed, and (ii) the defense of all Tax Audits involving taxable periods either ending on or during the four (4) years prior to the Initial Closing or from which there are unutilized net operating loss, capital loss or investment tax credit carryovers.

         (d) Except for sales, use and similar Taxes which do not exceed $100,000, the Seller has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes required to have been collected, including any interest and any penalty, addition to tax or additional amount unpaid, and has been furnished properly completed exemption certificates for all exempt transactions. To the knowledge of the Seller, the Seller has collected and/or remitted to the appropriate Tax Authority all withholding, payroll, employment, property, customs duty, fee, assessment or charge of any kind whatsoever (including Taxes assessed to real property and water and sewer rents relating thereto), including any interest and any penalty, addition to tax or additional amount unpaid.

         SECTION 2.12 Employee Benefit Plans. (a) Set forth in Schedule 2.12 attached hereto is a list of each employee benefit plan (within the meaning of Section 3(3) of ERISA), current, accurate and complete copies of each to be delivered to Purchaser at the Initial Closing, written or oral employment or consulting agreement, severance pay plan or agreement, employee relations policy (or practice, agreement or arrangement), agreements with respect to leased or temporary employees, vacation plan or arrangement, sick pay plan, stock purchase plan, stock option plan, fringe benefit plan, incentive plan, bonus plan, cafeteria or flexible spending account plan and any deferred compensation agreement (or plan, program, or arrangement) covering any present or former employee of the Seller and which is, or at any time during the last two (2) years was, sponsored or maintained by (or to which contributions are required to be, were during the last two (2) years or were required to have been during the last two (2) years) the Seller. Each and every such plan, program, policy, practice, arrangement and agreement included on the list set forth in Schedule
2.12 attached hereto is hereinafter referred to as an "Employee Benefit Plan".

         (b) With respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), stock purchase plan, stock option plan, fringe benefit plan, bonus plan or any deferred compensation agreement, plan or program (whether or not any such plan, program or agreement is currently in effect): there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the knowledge of the Seller, threatened, and the Seller has no knowledge of any facts which could reasonably give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course), which could subject the Seller to any liability.

         (c) (i) except as set forth in Schedule 2.12 attached hereto, the Seller is not subject to any legal, contractual, equitable or other obligation to (1) establish as of any date any employee benefit plan of any nature, including any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice, or (2) continue any employee benefit plan of any nature, including any Employee Benefit Plan or any other pension, profit sharing, welfare or post-retirement welfare plan, or any stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice (or to continue their participation in any such benefit plan, policy or practice) on or after the date hereof;

                  (ii) the Seller may, in any manner, subject to the limitations imposed by applicable law, and without the consent of any employee, beneficiary or other Person, prospectively terminate, modify or amend any such Employee Benefit Plan or any other plan, program or practice (or its participation in such Employee Benefit Plan or any other plan, program or practice) effective as of any date on or after the date hereof; and

                  (iii) except as set forth in Schedule 2.12 attached hereto, to the knowledge of the Seller, no representations or communications (directly or indirectly, orally, in writing or otherwise) with respect to participation, eligibility for benefits, vesting, benefit accrual coverage or other material terms of any Employee Benefit Plan have been made to any employee, beneficiary or other Person other than those which are in accordance with the terms and provisions of each such Plan as in effect immediately prior to the date hereof and the Initial Closing.

         SECTION 2.13 Employee-Related Matters. (a) Schedule 2.13 attached hereto contains a true and correct list of each officer and employee of the Seller whose aggregate compensation exceeds $150,000 per annum, including any agreement, whether oral or written, relating thereto, and a general description of the rate and nature of all compensation and benefits payable by the Seller to each such Person. Schedule 2.13 attached hereto also contains a general description of all existing severance, accrued vacation obligations or retiree benefits of any current or former director, officer or employee (to the extent not included in Schedule 2.13 attached hereto) including, but not limited to, stay-in-place bonuses to those employees listed on Schedule 2.13 whom Buyer has agreed to continue to employ. Except as set forth in such Schedule 2.13 attached hereto, the employment or contractual arrangement of all such Persons is terminable at will without additional or further economic obligation on the part of the Seller.

         (b) Except as set forth in Schedule 2.13 attached hereto, (i) the Seller is not a party to any Contract with any labor organization or other representative of its employees; (ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of the Seller, threatened against the Seller, nor has any been pending or threatened within the past three (3) years;
(iii) the Seller has not experienced any labor strike, picketing, hand billing, slowdown, work stoppage or similar labor controversy within the past three (3) years; (iv) no representation question is pending or has been raised respecting any of the employees of the Seller working within the past three (3) years, nor, to the knowledge of the Seller, are there any campaigns being conducted to solicit authorization from the employees of the Seller to be represented by any labor organization; (v) no Claim before any Governmental Body brought by or on behalf of or relating to any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of the Seller or relating to their employment practices, is pending or, to the knowledge of the Seller, threatened against the Seller; (vi) the Seller is not a party to, or otherwise bound by, any Order relating to its employees or employment practices; and (vii) the Seller has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees consistent with past practices (except for disputed amounts).

         SECTION 2.14 Insurance. Schedule 2.14 attached hereto sets forth a list of all insurance policies, fidelity and surety bonds and fiduciary liability policies (the "Insurance Policies") covering the Assets, the Business, operations, employees, officers and directors of the Seller and true and complete copies of all such Insurance Policies have been delivered to the Purchaser. Schedule 2.14 attached hereto also sets forth a true and complete list of Claims made in respect of Insurance Policies during the two (2) years prior to the date hereof (other than under health or other employee benefit policies). All Insurance Policies are in full force and effect and will remain in effect up to the Closing and thereupon terminate. To the knowledge of the Seller, there is not any threatened termination of, premium increase with respect to, or uncompleted requirements under, any material Insurance Policy.

         SECTION 2.15 Compliance with Laws. To the knowledge of the Seller, the Seller is not in violation of any order, judgment, injunction, award, citation, decree, consent decree or writ (collectively, "Orders"), or any law, statute, code, ordinance, rule, regulation or other requirement (collectively, "Laws"), of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies") affecting its Assets or the Business, except where any such violation would not have a Material Adverse Effect.

         SECTION 2.16 Permits and Licenses. The Seller has obtained all licenses, permits (including environmental permits), certificates, certificates of occupancy, orders, authorizations and approvals (collectively, "Permits"), and has made all required registrations and filings with, any Governmental Body that are required for the conduct of the Business. All Permits that are required for the conduct of the Business (the "Required Permits") are listed in Schedule
2.16 attached hereto and are in full force and effect; no violations are or have been recorded in respect of any Permit; and no proceeding is pending or threatened to revoke or limit any Required Permit. Except as listed in Schedule
2.16 attached hereto, no Permit will terminate by reason of the Transaction and the Other Contemplated Transactions. To the knowledge of the Seller, this Agreement and the Transaction and the Other Contemplated Transactions will not invalidate, revoke or otherwise adversely affect the validity of any such Permit.

         SECTION 2.17 Environmental Matters. Except as set forth in Schedule
2.17 attached hereto:

                  (i) to the best knowledge of the Seller, the Seller is in material compliance with all Environmental Laws;

                  (ii) to the best knowledge of the Seller, there have been no Releases of Hazardous Substances by the Seller or violations of Environmental Laws by the Seller;

                  (iii) the Seller has not received oral or written notice of a violation or of a claim of potential or actual liability by any Governmental Body or third-party against the Seller under Environmental Laws, nor are any such potential claims known to the Seller;

         SECTION 2.18 Finders' Fees. Except Michael Rosenberg, who has been engaged by the Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission from the Purchaser or the Seller upon consummation of the Transaction and the Other Contemplated Transactions. The Seller has agreed to pay Michael Rosenberg a fee of 6% of the Purchase Price as follows: (i) $37,500 in cash and $37,500 in shares of the Seller's Common Stock at the Third Closing, and (ii) $37,500 in cash and $37,500 in shares of the Seller's Common Stock at the Fourth Closing.

         SECTION 2.19 Depositories; Powers of Attorney, Etc. Schedule 2.19 attached hereto sets forth (i)the name of each bank or similar entity in which the Seller has an account, lock box or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (ii) the name of each Person holding a general or special power of attorney from the Seller and a description of the terms thereof.

         SECTION 2.20 Principals Investment. The Seller's tax returns for the 1999 fiscal year will reflect that the Principals have made investments in the Seller in the aggregate of at least $1,200,000 in the Seller since inception.

         SECTION 2.21 Incorporation in Delaware. On or prior to the Second Closing Date, the Seller shall become a Delaware corporation; provided, however, any failure of the Seller to become a Delaware corporation due to the failure of the Purchaser to consent to the Seller's reincorporation in Delaware shall not be a breach of this Section 2.21.

         SECTION 2.22 Subsequent Debt of the Seller. From and after the date of this Agreement and so long as the Buyer Loans are outstanding, the Seller shall not incur any debt senior to the Buyer Loans, with the exception of trade debt, without the prior written consent of the Purchaser.

         SECTION 2.23 Seller's Web-Site. As of the date of this Agreement, the Seller's web-site at www.sbresources.com is operational.

         SECTION 2.24 Disclosure; Schedules. Neither this Agreement nor the Schedules, nor any audited or unaudited financial statements, documents or certificates furnished or to be furnished to the Purchaser or any of its Agents or Affiliates by or on behalf of the Seller pursuant to this Agreement or in connection with the Transaction and the Other Contemplated Transactions contain or will contain any untrue statement of a material fact or omit or will omit a material fact necessary in order to make the statements contained herein or therein not misleading. All representations and warranties made by the Seller will be deemed to have been relied on by the Purchaser (notwithstanding any investigation by the Purchaser). Except as described in Section 1.1(a), the Seller will deliver to the Purchaser complete and correct schedules, in form and substance reasonably acceptable to the Buyer, prior to the Closing.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser, represents and warrants to the Seller as of the date of this Agreement and as of each Closing Date (as if each such representation and warranty was made on such Closing Date), that:

         SECTION 3.1 Authority Relative to This Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Transaction and the Other Contemplated Transactions. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the Transaction and the Other Contemplated Transactions have been duly and validly authorized and approved by the Purchaser's board of directors, and no other corporate proceedings on the part of the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents to which the Purchaser is a party or the consummation of the Transaction and the Other Contemplated Transactions to which the Purchaser is a party. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming the valid execution and delivery of this Agreement by the other parties hereto) constitutes the legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

         SECTION 3.2 No Conflicts; Consents. Except as set forth in Schedule 3.2 attached hereto, neither the execution, delivery and performance by the Purchaser of this Agreement and each other Transaction Document to which it is a party nor the consummation of the Transaction and the Other Contemplated Transactions to which the Purchaser is a party (i) violates any provision of the Certificate of Incorporation or by-laws (or comparable charter documents) of the Purchaser; (ii) requires the Purchaser to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other Person; (iii) violates, conflicts with or results in the breach or default under (after the giving of notice or the passage of time), or permits the termination of, any material Contract to which the Purchaser is a party or by which any of them or any of their respective assets may be bound or subject; or (iv) violates any Law or Order of any Governmental Body against, or binding upon, the Purchaser or upon its assets or businesses.

         SECTION 3.3 Corporate Existence and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite powers and all material Permits required to own, lease and operate its properties and to conduct its business as currently conducted. The Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by the Purchaser or the nature of its activities, makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect on the business, assets, financial condition or the results of operations of the Purchaser.

         SECTION 3.4 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission from the Seller upon consummation of the Transaction and the Other Contemplated Transactions.

         SECTION 3.5 Investment. The Purchaser is not acquiring the Purchased Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

                                   ARTICLE IV
                        COVENANTS AND AGREEMENTS PRIOR TO
                            AND SUBSEQUENT TO CLOSING

         SECTION 4.1 Corporate Examinations and Investigations. Prior to and after the Initial Closing, the Seller agrees that the Purchaser shall be entitled, through its directors, officers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants and other agents (collectively, the "Agents") to make such investigation of the Business and the Assets and operations of the Seller, and such examination of the books, records and financial condition of the Seller, as the Purchaser shall deem necessary or appropriate. Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances and upon ten (10) days written notice to the Seller, and the Seller shall, cooperate fully therein. In that connection, the Seller shall make available to the Agents during such period, without however causing any unreasonable interruption in the operations of the Business, all such information and copies of such documents and records concerning the affairs of the Seller as the Agents may reasonably request, shall permit the Agents access to the Assets of the Seller and all parts thereof and to the Seller's Agents, customers, suppliers and others, and shall cause the Seller's Agents to cooperate fully in connection with such review and examination. No investigation by the Purchaser shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement.

         SECTION 4.2 Consents, Filings and Authorizations; Efforts to Consummate. As promptly as practicable after the date hereof, the Purchaser and the Seller shall make all filings and submissions under such Laws as are applicable to them or to their respective Affiliates, as may be required for them to consummate the Transaction and the Other Contemplated Transactions in accordance with the terms of this Agreement and shall furnish copies thereof to each other party prior to such filing and shall not make any such filing or submission to which the Seller or the Purchaser, as the case may be, reasonably objects in writing. All such filings shall comply in form and content in all material respects with applicable Law. Subject to the terms and conditions herein, each party hereto, without payment or further consideration, shall use its best efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable Laws, Permits and Orders, to consummate and make effective, as soon as reasonably practicable, the Transaction and the Other Contemplated Transactions, including the obtaining of all Required Consents and Permits or consents of any third party, whether private or governmental, required in connection with such party's performance of such transactions and each party hereto shall cooperate with the other in all of the foregoing.

         SECTION 4.3 Negotiations With Others. From and after the date hereof unless and until this Agreement shall have been terminated in accordance with its terms, the Seller and hereby agrees that the Seller shall immediately notify the Purchaser of the receipt of any letter of intent, term sheet or similar document related to any sale of the Seller, or any substantial portion of the Business or the Assets of the Seller's capital stock, directly or by merger or consolidation.

         SECTION 4.4 Notices of Certain Events. Prior to a Closing Date, the Seller and the Purchaser shall promptly notify each other of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction and the Other Contemplated Transactions;

         (b) any notice or other communication from any Governmental Body in connection with the Transaction and the Other Contemplated Transactions; and

         (c) any event, condition or circumstance occurring from the date hereof through a Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of a Closing Date, or that would constitute a violation or breach of any covenant of any party contained in this Agreement.

         SECTION 4.5 Public Announcements. The Seller and the Purchaser will consult with each other before issuing any press release or otherwise making any public statement with respect to the Transaction and the Other Contemplated Transactions, and will not issue any such press release or make any such public statement without the prior approval of the Seller or the Purchaser, as the case may be, except as may be required by applicable Law in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

         SECTION 4.6 Confidentiality. (a) The Purchaser shall hold in strict confidence, and shall use its best efforts to cause all of its Agents to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of Law, all Confidential Information (defined below) concerning the Seller which any of them has obtained from the Seller or their Agents prior to, on or after the date hereof, in connection with the Transaction and the Other Contemplated Transactions, and the Purchaser shall not use or disclose to others, or permit the use of or disclosure of, any such Confidential Information so obtained, and will not release or disclose such information to any other Person, except the Agents who need to know such information in connection with this Agreement (and who shall be advised of the provisions of this Section 4.6). The foregoing provisions shall not apply to any such information to the extent (i) known by Purchaser prior to the date such information was provided to Purchaser by or on behalf of the Seller in connection with the Transaction and the Other Contemplated Transactions, (ii) made known to the Purchaser from a third party, to the knowledge of the Purchaser, not in breach of any confidentiality requirement, or (iii) made public through no fault of the Purchaser or any of its Agents.

         (b) If this Agreement is terminated as provided herein and the Transaction and the Other Contemplated Transactions are not consummated and if requested by the Seller, the Purchaser shall return to the Seller all tangible evidence of such information regarding the Seller, or provide, at the Purchaser's option, a certificate to the Seller stating that such information has been destroyed.

         (c) The term "Confidential Information" shall mean all written information provided to the Purchaser by, for or on behalf of the Seller or their Agents and will also include, without limitation, any Confidential Information obtained through due diligence activities, as well as all notes, compilations and analyses derived therefrom and all copies, summaries, notes and other written materials so provided.

         (d) In the event that the Purchaser or any of their Agents are requested in any legal or governmental proceeding to disclosure any of the Confidential Information, the Purchaser or such Agents, as the case may be, shall give the Seller prompt written notice of such request so that the Seller may seek an appropriate order or decree restricting such disclosure. If, in the absence of such an order or decree, the Purchaser or its Agents are nonetheless compelled to disclose any Confidential Information, the Purchaser or such Agent, as the case may be, may disclose such information in such proceeding without liability hereunder provided that the Purchaser or such Agent gives the Seller written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and, upon the Seller's request and at its expense, the Purchaser or such Agent shall use its reasonable commercial efforts to assist the Seller to obtain assurances that confidential treatment will be accorded to such information.

         (e) The Confidential Information will be kept confidential by the Purchaser and will not be photocopied, distributed or disclosed to any person other than their Agents for the sole purpose of the Transaction and the Other Contemplated Transactions. Each Agent of the Purchaser shall be advised of this Agreement by the Purchaser, and shall agree to be bound by the terms of this Agreement and shall not disclose such information to any other individual or entity other than to another Agent or to the Purchaser or as permitted by
Section 4.6(a). The Purchaser agrees to be responsible for the breach of this
Section 4.6 by its Agents.

         (f) For a period of two years from the date hereof, without the prior written consent of the Seller, the Purchaser will not, and will direct its Agents not to hire or solicit the employment of any employees of the Seller listed in Schedule 4.6 attached hereto.

         SECTION 4.7 Expenses. Except as otherwise specifically provided in this Agreement, the parties hereto shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transaction and the Other Contemplated Transactions, including all fees and expenses of their respective Agents.

         SECTION 4.8 Disclosure Schedules and Exhibits.

         (a)The parties each acknowledge and agree that as of the date this Agreement is executed and delivered, none of the Schedules or Exhibits to this Agreement have been prepared, delivered, reviewed, or approved by the parties or their respective counsel. In addition to and without in any way limiting, any other express and implied condition precedent to the obligations of any of the parties under this Agreement, the obligations of each of the parties under this Agreement are hereby made subject to and contingent upon the following:

                  (i) The preparation, delivery, and approval by the parties of all of the Schedules described in this Agreement;

                  (ii) The preparation, delivery, and approval by the parties of all of the Exhibits to this Agreement; and

                  (iii) All other express and implied conditions precedent to the obligations of the parties under this Agreement shall have been satisfied or waived at or prior to a Closing.

         (b) In addition, notwithstanding any other term, condition, covenant, or provision of this Agreement or of any Other Agreement, the parties have not made, and shall not be deemed to have made by their execution and delivery of this Agreement, any representation or warranty with respect to any:

                  (i) Schedule described in this Agreement;

                  (ii) Exhibit to this Agreement;

                  (iii) Document or state of facts pertaining to any Schedule or Exhibit to this Agreement; or

                  (iv) The intended contents to any document or state of facts pertaining to any Schedule or Exhibit to this Agreement.

         Any representations or warranties with respect to those matters or items shall be made (unless waived or amended) only as of a Closing Date, and only with respect to the Schedules and Exhibits attached to this Agreement as of the Initial Closing. In the event that this Agreement, the Schedules, any audited or unaudited financial statements, documents or certificates furnished or to be furnished to the Purchaser or any of its Agents or Affiliates by or on behalf of the Seller pursuant to this Agreement or in connection with the Transaction and the Other Contemplated Transactions contain any untrue statements of material fact or omit a material fact necessary in order to make the statements contained herein or therein not misleading, and where such misstatement or omission has a Material Adverse Effect on the Seller or the Business or Assets of the Seller, the Purchase Price will be returned to the Purchaser.

         SECTION 4.9 Further Assurances. The Seller hereby agrees, without further consideration, to execute and deliver, or to cause to be executed and delivered on its behalf, following a Closing such other instruments of transfer and take such other action as the Purchaser may reasonably request in order to put the Purchaser in possession of, and to vest in the Purchaser, good, valid, and unencumbered title to the Purchased Shares in accordance with this Agreement and to consummate the Transaction and the Other Contemplated Transactions. The Purchaser hereby agrees, without further consideration, to take such other action following a Closing and execute and deliver such other documents as the Seller may reasonably request in order to consummate the Transaction and the Other Contemplated Transactions in accordance with this Agreement.

         SECTION 4.10 Tax Matters. All sales Taxes (including any penalties and interest) incurred in connection with the transfer of the Purchased Shares or the consummation of the Transaction and the Other Contemplated Transactions shall be borne and paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

         SECTION 4.11 Purchasers's Board Representation. Prior to the Third Closing, the Seller shall cause to be elected to the board of directors of the Seller, one person appointed by the Purchaser. Prior to the Fourth Closing, the Seller shall cause to be elected to the board of directors of the Seller persons whom would cause the to the board of directors of the Seller to be controlled by independent persons.

                                    ARTICLE V
                              CONDITIONS TO CLOSING

         SECTION 5.1 Conditions to the Obligations of Seller and Purchaser. The obligations of the Seller and the Purchaser to consummate the Transaction and the Other Contemplated Transactions are subject to the satisfaction of the following conditions on or prior to each Closing Date:

         (a) No Injunction. No provision of any applicable Law and no Order shall prohibit the consummation of the Transaction and the Other Contemplated Transactions.

         (b) No Proceeding or Litigation. No Claim instituted by any Person shall have been commenced or pending against the Seller, or the Purchaser or any of their respective Affiliates, officers or directors which Claim seeks to restrain, prevent, change or delay in any material respect the Transaction and the Other Contemplated Transactions or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of such transactions, except as would not have a Material Adverse Effect.

         SECTION 5.2 Conditions to the Obligations of Seller. All obligations of the Seller to consummate the Transaction and the Other Contemplated Transactions are subject to the fulfillment (or waiver by the Seller) on or prior to each Closing Date of each of the following further conditions:

         (a) Performance. The Purchaser shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         (b) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement and in any certificate or other writing delivered by the Purchaser pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time.

         (c) Purchase Price. The Purchase Price shall have been paid by the Purchaser in accordance with Section 1.1 on the Closing Date.

         SECTION 5.3 Conditions to the Obligations of Purchaser. All obligations of the Purchaser to consummate the Transaction and the Other Contemplated Transactions hereunder are subject to the fulfillment (or waiver by the Purchaser) on or prior to a Closing of each of the following further conditions:

         (a) Performance. Except for material changes in general economic or industry conditions, the Seller shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by them on or prior to a Closing Date; provided, however, that this condition shall be deemed to have not been fulfilled if the failure to perform and comply with such agreements, obligations and covenants causes a Material Adverse Effect.

         (b) Representations and Warranties of the Seller. Except for material changes in general economic or industry conditions, the representations and warranties of the Seller contained in this Agreement and in any certificate or other writing delivered by the Seller pursuant hereto shall be true at and as of a Closing Date as if made at and as of such time, except for such inaccuracies that do not have a Material Adverse Effect; provided, however, that those representations and warranties which are qualified by references to "material", "Material Adverse Effect" or "to the knowledge of the Seller" shall be deemed not to include such qualifications.

         (c) No Adverse Change. Except for material changes in general economic or industry conditions during the period from the Latest Balance Sheet Date to a Closing Date, there shall not have been (x) any change in the Condition of the Business; (y) any damage, destruction, casualty, determination or other event to or affecting the Assets of the Seller; or (z) any Claims or Liens filed or threatened against or affecting the Seller or its Assets which in the case of
(x), (y) and (z) above would have a Material Adverse Effect.

         (d) Required Consents. The Seller shall deliver written evidence that all Required Consents shall have been obtained.

         (e) Required Permits. All Required Permits shall be in full force and effect.

         (f) Releases. The Seller shall have obtained and delivered to the Purchaser all general releases and discharges required pursuant to Section 1.2 herein in form and substance reasonably acceptable to the Purchaser and its legal counsel.

         (g )Documentation. There shall have been delivered to the Purchaser the following:

                  (i) A certificate, dated a Closing Date, of the Seller confirming the matters set forth in Sections 5.3(a) and (b);

                  (ii) A certificate, dated a Closing Date, of the Seller certifying that attached to such certificate (A) is a true and correct copy of the Certificate of Incorporation and by-laws (or comparable instruments) of the Seller and all amendments, if any, thereto as of the date thereof; (B) are the names of the directors and officers of the Seller; (C) is a true copy of all corporate actions taken by the board of directors of the Seller (which actions shall have been taken prior to the date of entering into this Agreement) to authorize the Transaction and the Other Contemplated Transactions; and (D) are the names and signatures of the duly elected or appointed officers of the Seller who are authorized to execute and deliver this Agreement, the other Transaction Documents to which the Seller is a party and any certificate, document or other instrument in connection herewith;

                  (iii) True, correct and complete copies of all the Required Consents and Permits;

                  (iv) Good standing certificates of the Seller from the Secretary of State (or comparable authority) of each jurisdiction in which the Seller is organized;

                  (v) A signed opinion of Seller's counsel, dated a Closing Date, addressed to the Purchaser, substantially in the form and to the effect of Exhibit C attached hereto;

                  (vi) executed Notes of the Seller issued in the name of the Purchaser evidencing the Buyer Loans on such Closing Date;

                  (vii) executed Guarantee Agreements of the Seller, the Subsidiaries or Robert Boorin, as the case may be, by and between the Purchaser guaranteeing the Notes issued on such Closing Date;

                  (viii) no later than February 28, 2000, an executed copy of a three-year Employment Agreement between the Seller and Robert S. Boorin, with terms consistent with Schedule 2.13 attached hereto, and otherwise substantially in the form and to the effect of Exhibit D attached hereto;

                  (ix) within sixty (60) days of the Initial Closing, executed copies of Employment Agreements, between the Seller and each of Maurice Heim and any other employee reasonably requested by the Purchaser, substantially in the form and to the effect of Exhibit D attached hereto;

                  (x) no later than February 28, 2000, an executed copy of a Non-Compete Agreement between the Seller and Robert S. Boorin, providing for a three-year term after the termination of employment, and otherwise substantially in the form and to the effect of Exhibit E attached hereto;

                  (xi) within sixty (60) days of the Initial Closing, executed copies of Non-Compete Agreements, between the Seller and each of Maurice Heim and any other employee reasonably requested by the Purchaser substantially in the form and to the effect of Exhibit E attached hereto;

                  (xi) within sixty (60) days of the Initial Closing, evidence of key-man life insurance for Robert Boorin, President of the Seller, in the amount of $2,000,000, naming the Seller as beneficiary;

                  (xii) Consent by the Purchaser as to the retention of the independent auditors of the Seller, which consent will not be unreasonably withheld; and

                  (xiii) Certificates evidencing all of the Purchased Shares.


                                   ARTICLE VI
                                   TERMINATION

         SECTION 6.1 Termination. This Agreement may be terminated and the Transaction and the Other Contemplated Transactions may be abandoned at any time prior to the Closing:

         (a) By mutual written consent of the parties hereto, and after February 14, 2000, by any party hereto, if the Closing has not occurred by that date and if failure to close is not the result of a breach of this Agreement or a willful failure to complete closing conditions by the parties hereto.

         (b) By the Seller, if (i) there has been a misrepresentation or breach of warranty on the part of the Purchaser in the representations and warranties contained herein (ii) the Purchaser has committed a breach of any covenant imposed upon it hereunder or (iii) any condition to Seller's obligations hereunder becomes incapable of fulfillment through no fault of the Seller and is not waived by the Seller.

         (c) By the Purchaser if (i) there has been a misrepresentation or breach of warranty on the part of the Seller in the representations and warranties contained herein; (ii) the Seller has committed a breach of any covenant imposed upon it hereunder and fails to cure such breach; or (iii) any condition to the Purchaser's obligations hereunder becomes incapable of fulfillment through no fault of the Purchaser and is not waived by the Purchaser.

         (d) By the Purchaser, on the one hand, or by the Seller, on the other hand, if there shall be any Law that makes consummation of the Transaction and the Other Contemplated Transactions illegal or otherwise prohibited, or if any Order enjoining the Purchaser, on the one hand, or the Seller, on the other hand, from consummating the Transaction and the Other Contemplated Transactions is entered and such Order shall have become final and nonappealable.

         SECTION 6.2 Effect of Termination; Right to Proceed. (a) In the event of termination of this Agreement by the Seller, on the one hand, or the Purchaser, on the other hand, as provided in Section 6.1, this Agreement forthwith shall become null and void and there shall be no liability on the part of the Seller or the Purchaser, except that upon termination of this Agreement pursuant to:

                  (i) Section 6.1(b), the Purchaser shall have no further obligation to the Seller under this Agreement or otherwise, except with respect to the agreements contained in Sections 4.6, 4.7 and 4.8; and

                  (ii) Section 6.1(c), the Seller shall remain liable to the Purchaser for any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement of the Seller existing at the time of such termination, and in such event the Purchaser may seek such remedies, including Losses against the Seller with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity and, without limiting the generality of the foregoing, the Seller shall reimburse the Purchaser for all costs and expenses resulting from any such breach.

         (b) The agreements contained in Sections 4.6, 4.7 and 4.8 shall survive the termination of this Agreement.

                                   ARTICLE VII
                                 INDEMNIFICATION

         SECTION 7.1 Survival of Representations and Warranties. (a) Notwithstanding any right of the Purchaser fully to investigate the affairs of the Seller and any knowledge of facts determined or determinable by the Purchaser pursuant to such investigation or right of investigation, the Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of the Seller contained in this Agreement, or listed or disclosed on any Schedule attached hereto or in any instrument delivered in connection with or pursuant to any of the foregoing.

         (b) All representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of two (2) years following the Closing Date; provided, however, that the representations and warranties contained in Section 2.1 (Title to Shares) shall survive in perpetuity and the representations and warranties contained in Sections 2.15 (Taxes), 2.16 (Employee Benefit Plans) and 2.21 (Environmental Matters) shall survive for any applicable statute of limitations.

         SECTION 7.2 Obligation of Seller to Indemnify. Subject to the limitations set forth in Section 7.5, the Seller hereby agrees to indemnify, defend and hold harmless the Purchaser (and their directors, officers, employees, Affiliates, successors, assigns and Agents) from and against all Claims, losses, liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorneys' fees and disbursements and expenses incurred in enforcing this indemnification or in any litigation between the parties or with third parties) (collectively, the "Losses") suffered or incurred by the Purchaser or any of the foregoing Persons arising out of (a) any breach of the representations, warranties, covenants and agreements of the Seller or contained in this Agreement, the Schedules attached hereto or any other Transaction Document, or (b) any Claim, including any Claim arising out of or relating to Environmental Laws, whether made before or after the date of this Agreement, or any litigation, proceeding or governmental investigation, including any Claim arising out of or relating to Environmental Laws, whether commenced before or after the date of this Agreement, arising out of the Business, or otherwise relating to the Seller, prior to a Closing, or otherwise arising out of any act or occurrence prior to, or any state or facts existing as of, a Closing.

         SECTION 7.3 Obligation of Purchaser to Indemnify. Subject to the limitations set forth in Section 7.5, the Purchaser hereby agrees, to indemnify, defend and hold harmless the Seller from and against any Losses suffered by the Seller by reason of any breach of the representations and warranties of the Purchaser or of the covenants and agreements of the Purchaser contained in this Agreement, the Schedules attached hereto or any other Transaction Document.

         SECTION 7.4 Notice and Opportunity to Defend Third Party Claims. (a) Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim, circumstance or Tax Audit which would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give prompt notice thereof (the "Claims Notice") to the party or parties obligated to provide indemnification pursuant to Section 7.2 or 7.3 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

         (b) The Indemnifying Party may elect to defend, at its own expense and with its own counsel satisfactory to Indemnitee, any Asserted Liability, unless
(i) the Asserted Liability seeks an Order, injunction or other equitable or declaratory relief against the Indemnitee, or (ii) the Indemnitee shall have reasonably concluded that (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense, or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party; provided, however, that the Indemnifying Party shall not be permitted to make such election if the Indemnifying Party fails to provide Indemnitee with evidence reasonably acceptable to Indemnitee that the Indemnifying Party will have the financial resources to defend against the Asserted Liability and fulfill its indemnification obligations hereunder. If the Indemnifying Party elects to defend such Asserted Liability, it shall within thirty (30) calendar days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party assumes the defense against any Asserted Liability it will be conclusively established for purposes of this Agreement that such Asserted Liability is within the scope of, and subject to, indemnification. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 7.4(b), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other, provided, however, that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election as herein provided or is contesting its indemnification obligations hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any expenses of any Indemnitee for which indemnification is available hereunder shall be paid upon written demand therefor.

         SECTION 7.5 Payment of Indemnification Amounts. (a) The parties hereto will act in good faith so that any amounts payable by an Indemnifying Party to an Indemnitee pursuant to this Article VII shall be treated, for Tax purposes, as an adjustment to the Purchase Price, unless a Final Determination with respect to an Indemnitee or any of its Affiliates causes any such payment not to be treated as an adjustment to Purchase Price for United States federal income tax purposes. If such payment cannot be treated as an adjustment to the Purchase Price for Tax purposes, then such indemnification payment shall be increased to take account of any net Tax cost incurred by the Indemnitee as a result of the receipt or accrual of such payments.

                  (b)Any amounts payable under this Article VII shall be calculated after giving effect to any net proceeds actually received from insurance policies covering the damage, loss, liability or expense that is the subject to the claim for indemnity.

         SECTION 7.6 Other Remedies. The provisions of this Article VII shall not restrict or otherwise limit the legal remedies that a party to this Agreement may seek under applicable law or otherwise for any breaches of the representations, warranties, covenants or agreements contained herein.

                                  ARTICLE VIII
                                  MISCELLANEOUS


         SECTION 8.1 Notices. (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid) as follows:

                                    If to the Purchaser, one copy to:

                                    Asta Funding.Com, LLC
                                    c/o Asta Funding Inc.
                                    210 Sylvan Avenue
                                    Englewood Cliffs, NJ 07632
                                    Telecopier: (201) 569-4595
                                    Attention:  Mr. Gary Stern

                                    with a simultaneous copy to:

                                    Cosner & Cosner
                                    214 Highway 18
                                    East Brunswick, NJ 08816
                                    Telecopier:  (732) 937-5439
                                    Attention:  Alan Cosner, Esq.

                                    If to the Seller one copy to:

                                    Small Business Resources, Inc.
                                    37 Davenport Avenue
                                    Unit #5
                                    Greenwich, CT 06830
                                    Telecopier: (203) 862-0866
                                    Attention:  Mr. Robert S. Boorin

                                    with a simultaneous copy to:

                                    Snow Becker Krauss P.C.
                                    605 Third Avenue
                                    25th Floor
                                    New York, New York  10158
                                    Telecopier: (212) 949-7052
                                    Attention:  Jack Becker, Esq.

         (b) Each such notice or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in SectionE8.1(a) (with confirmation of transmission), or (ii) if given by any other means, when received at the address specified in Section 8.1(a). Any party by notice given in accordance with this Section 8.1 to the other party may designate another address (or telecopier number) or Person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

         SECTION 8.2 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the Transaction and the Other Contemplated Transactions contain the entire agreement between the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

         SECTION 8.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by the parties hereto. The provisions hereof may be waived in writing by the parties hereto. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         SECTION 8.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws rules thereof.

         SECTION 8.5 Arbitration. The parties hereby covenant and agree that any legal suit, dispute, claim, demand, controversy or cause of action of every kind and nature whatsoever, known or unknown, fixed or contingent, that any party may now have or at any time in the future claim to have based in whole or in part, or arising from or out of or that in any way is related to the negotiations, execution, interpretation or enforcement of this Agreement (collectively, the "Disputes") shall be completely and finally settled by submission of any such Disputes to arbitration under the rules of the American Arbitration Association ("AAA") then in effect. There shall be one arbitrator, and such arbitrator shall be chosen by mutual agreement of the parties in accordance with AAA rules. Unless the parties agree otherwise, the arbitration proceedings shall take place in New York, New York. The arbitrator shall apply New York law to all issues in dispute. Notice of demand for arbitration shall be filed in writing with the other party to this Agreement and with the AAA. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such Dispute would be barred by the applicable statute of limitations. The findings of the arbitrator shall be final and binding on the parties. Judgment on such award may be entered in any court of competent jurisdiction, or application may be made to that court for a judicial acceptance of the award and an order or enforcement, as the party seeking to enforce that award may elect. The prevailing party in any such action shall be entitled to receive from the losing party all reasonable costs and expenses, including the reasonable fees of attorneys, accountants, and other experts, incurred by the prevailing party in investigating and prosecuting (or defending) such action, together with any such fees which may be incurred in enforcing any award of judgment.

         SECTION 8.6 Binding Effect; No Assignment. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of Law) by a party without the express written consent of the Purchaser (in the case of assignment by the Seller) or the Seller (in the case of assignment by the Purchaser) and any purported assignment, unless so consented to, shall be void and without effect. Nothing herein express or implied is intended or shall be construed to confer upon or to give anyone other than the parties hereto and their respective heirs, legal representatives and successors any rights or benefits under or by reason of this Agreement and no other party shall have any right to enforce any of the provisions of this Agreement.

         SECTION 8.7 Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

         SECTION 8.8 Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

         SECTION 8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                                   ARTICLE IX
                                   DEFINITIONS

         SECTION 9.1 Definitions. (a) The following terms, as used herein, have the following meanings:

         "Affiliate" of any Person means any other Person directly or indirectly through one or more intermediary Persons, controlling, controlled by or under common control with such Person.

         "Agreement" or "this Agreement" means, and the words "herein", "hereof" and "hereunder" and words of similar import refer to, this agreement as it from time to time may be amended.

         "Assets" means properties, rights, interests and assets of every kind, real, personal or mixed, tangible and intangible, used or usable in the Business.

         The term "audit" or "audited" when used in regard to financial statements means an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

         "Business" means the business of the Seller as presently conducted.

         "Certificate of Incorporation" means, in the case of any corporation, the certificate of incorporation, articles of incorporation or charter of a corporation, howsoever denominated under the laws of the jurisdiction of its incorporation.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contract" means any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral.

         The term "control", with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Environmental Laws" means any and all Laws (including common law), Orders, Permits, agreements or any other requirement or restriction promulgated, imposed, enacted or issued by any federal, state, local and/or foreign Governmental Bodies relating to human health or the environment, including the emission, discharge or Release of pollutants, contaminants, Hazardous Substances or wastes into the environment (which includes ambient air, surface water, ground water, or land), and the remediation thereof, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right To Know Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Pollution Prevention Act of 1990, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Endangered Species Act, the Toxic Substances Control Act, each as amended, any state or local counterparts thereof and any state or local laws of a similar nature for the protection of human health and welfare.

         "Environmental Permits" with respect to any Subsidiaries means those Permits, authorizations, approvals and permission required to be obtained by the Seller under Environmental Laws in connection with the Business or the use and operation of the Assets owned or leased by them.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "GAAP" means generally accepted accounting principles in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

         "Hazardous Substances" means any dangerous, toxic, reactive, corrosive, ignitable, radioactive, caustic or otherwise hazardous material, pollutant, contaminant, chemical, waste or substance defined, listed or described as any of such in or governed by any Environmental Law, including urea-formaldehyde, solvents, acids, bases, heavy metals, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, explosives, known carcinogens, petroleum and its derivatives or petroleum products.

         "Inventory" means, as of any date, collectively, all inventories of merchandise and other products owned by the Seller and held for resale or for distribution, together with packaging and samples thereof owned by the Seller as of such date.

         "IRS" means the Internal Revenue Service.

         "knowledge of the Seller" shall mean actual knowledge, after performance of the duties reasonably within the scope of each such person's responsibility in the position held, of any officer of the Seller.

         "Liability" means any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

         "Lien" means, with respect to any Asset, any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect or encumbrance of any kind in respect of or affecting such Asset.

         "Material Adverse Effect" shall mean an effect on the Condition of the Business which is or would be materially adverse.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

         "Receivables" means as of any date any trade accounts receivable arising in the ordinary course of business.

         "Regulatory Actions" means any claim, demand, action, suit or proceeding brought or instigated by any Governmental Body in connection with any Environmental Law, including civil, criminal and/or administrative proceedings, whether or not seeking costs, damages, penalties, expenses or injunctive relief.

         "Release" means the intentional or unintentional, spilling, leaking, disposing, discharging or disturbance of, or emitting, depositing, injecting, leaching, escaping or any other release or threatened release, however defined, of any Hazardous Substance.

         "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means (i) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, rent, recording, registration, occupation, premium, real or personal property, intangibles, environmental (including taxes under Code ss. 59A) or windfall profits tax, alternative or add-on minimum tax, capital stock, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including taxes assessed to real property and water and sewer rents relating thereto), together with any interest and any fine, penalty, addition to tax or additional amount or deductions imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax, whether disputed or not, including any liability arising under any tax sharing agreement, with respect to the Seller, the Business or the Assets (or the transfer thereof); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause
(i) as a result of the Seller being a member of an affiliated or combined group with, or as a successor to or transferee from, any other corporation at any time on or prior to a Closing Date; and (iii) any liability of the Seller for the payment of any amounts of the type described in the immediately preceding clause
(i) as a result of a contractual obligation to indemnify any other person.

         "Tax Return" means any return or report (including elections, declarations, disclosures, schedules, attachments, estimates and information returns) relating to Taxes required to be supplied to any Tax Authority, and including any amendment thereof.

         "Transaction Documents" means, collectively, this Agreement and each of the other agreements, instruments, certificates and other documents to be executed and delivered by all or some of the parties hereto in connection with the consummation of the Transaction and the Other Contemplated Transactions.

         SECTION 9.2 Interpretation. Unless the context otherwise requires, the terms defined in Section 9.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 9.1, and those accounting terms used in this Agreement not defined in Section 9.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections or Exhibits, such references shall be to a Section of or Exhibit to this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                         SMALL BUSINESS RESOURCES, INC.



                                      By:
                                         ---------------------------------------
                                         Name:  Robert S. Boorin
                                         Title: President


                                      ASTA FUNDING.COM, LLC
                                      By Asta Funding Inc.



                                      By:
                                         ---------------------------------------
                                          Name:  Gary M. Stern
                                          Title: Managing Member